Exhibit 4.4

                              CONSULTING AGREEMENT

This Consulting Agreement (the "Consulting Agreement" or "Agreement") is made as of this March 14, 2002 by and between Tracie L. Williams (hereinafter referred to as "Consultant"), an individual, having her principle address at 1111 Brickell Bay Drive #1102, Miami, Florida, 33131 and Carcorp USA Corporation (hereinafter referred to as the "Company") with offices at 42600 NW Court, Suite 234, Fort Lauderdale, FL 33309.

                                   WITNESSETH
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WHEREAS, the Company requires and will continue to require consulting services relating to management, strategic planning and corporate communications in connection with its business; and

WHEREAS, Consultant can provide the Company with strategic planning, corporate communicatons and marketing consulting services and is desirous of performing such services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1.     APPOINTMENT.

     The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

     2.     TERM.

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate 270 days hence, unless terminated or extended in accordance with a valid provision contained herein, or unless extended by a subsequent agreement between the parties.

     3.     SERVICES.

     During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate communciations, corporate organization and structure and certain financial matters in connection with the operation of the businesses of the Company related to the expansion of the Company's services. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

     (a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services; and

     (b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services; and

     (c) To design and implement a comprehensive public relations and marketing program designed to broaden the markets for the Company's services and promote the image of the Company and its products and services.

      4.     DUTIES OF THE COMPANY.

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

     5.     COMPENSATION.

     Upon the execution of this Agreement, Company agrees to pay Consultant the following as consideration for the services rendered under this Agreement:

     a.     Common Stock.  500,000 shares ("Shares").

     b. At the time of the execution of this Agreement, the Company is not a listed and trading company. However the Company does anticipate that it will become a publicly trading company. Should the Company attain a public listing within 12 months of the execution of this agreement, the Company shall endeavor to register Consultant's compensation, and all of it, so that it will become tradable.

     c. Should the Company register the compensation outlined above, as additional consideration, the Company has the right to enter into a subsequent lock-up or drip agreement with respect to the sale of the Section 5(a) shares.

     d. Assignment/Sale. The Section 5(a) Compensation is not assignable. If the Shares become the subject of an S-8 Registration Statement, the Shares may not be assigned to a third party in order to assist in the promotion of the Company's securities. Further, Consultant understands and agrees to abide by the express provisions of the Securities Act of 1933 related to Form S-8, and as such, the Shares may not be sold in any way that causes the Company or an officer of the Company to receive any part of the proceeds of that sale.

     5.5     COSTS AND EXPENSES

     (a)     Miscellaneous Costs.

     Subject to the prior approval of the Company, Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges. Consultant shall provide the Company with a detailed accounting of monthly expenses related to the Agreement. Payment for these expenses shall be made to Consultant within 15 days after submission to the Company.

     6.     REPRESENTATION AND INDEMNIFICATION.

     The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

     7.     MISCELLANEOUS.

     Termination: Subsequent to and no less than 30 days after the execution of this Agreement, this Agreement may be terminated by either Party upon written notice to the other Party for any reason and shall be effective five (5) business days from the date of such notice. Termination of this Agreement shall cause Consultant to cease providing services under this Agreement; however, termination for any reason whatever, shall not decrease or eliminate the compensatory obligations of the Company as outlined in Section 5 of this Agreement.

     Modification: This Consulting Agreement sets forth the entire Understanding of the Parties with respect to the subject matter hereof.
This Consulting Agreement may be amended only in writing signed by both Parties.

     Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

     Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

     Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

                                SIGNATURE PAGE


     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

Carcorp USA Corporation                      CONSULTANT


/s/ Michael Demeo                            /s/ Tracie Williams
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Michael Demeo,                               Tracie L. Williams
CEO